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                                                                   EXHIBIT 99.11

                           2004 MANAGEMENT STOCK PLAN
                                       OF
                             OGLEBAY NORTON COMPANY

      1. Purpose. The purpose of this Management Stock Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by key employees of the Corporation and its Subsidiaries upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations and by providing such employees with incentives to put forth maximum efforts for the success of the Corporation's business. It is anticipated that the acquisition of such proprietary interest in the Corporation and such incentives will stimulate the efforts of such employees on behalf of the Corporation and its Subsidiaries and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that such incentives and the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable employees.

      2. Definitions. When used in this Plan, unless the context otherwise requires:

            (a) "Board of Directors" shall mean the Board of Directors of the Corporation, as constituted at any time.

            (b) "Cause" shall mean, with respect to the holder of an Incentive Award, the following: (i) if the holder has an employment agreement in effect with the Corporation or a Subsidiary which contains a definition of cause, then the definition of the term "Cause" for purposes of the Plan shall be as defined in such employment agreement, or (ii) if the holder does not have an employment agreement in effect with the Corporation or a Subsidiary which contains a definition of cause, then "Cause" for purposes of the Plan shall mean (A) the holder's failure to properly perform the holder's duties for the Corporation or a Subsidiary (except due to physical or mental impairment); (B) the holder's material violation of Corporation or Subsidiary policies as communicated to the holder; (C) the holder's conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state or political subdivision thereof; or (D) the commission of any other act by the holder that brings the Company or a Subsidiary into substantial public disgrace or disrepute. Notwithstanding the foregoing, "Cause" shall not be deemed to exist under clause (ii)(A), (ii)(B) or (ii)(D) unless the Committee provides the holder with specific written notice of the facts relating to the event and the holder does not cure such conduct within ten (10) business days after the receipt of such notice.

            (c) "Committee" shall mean the Committee hereinafter described in
      Section 3.

            (d) "Change in Control" shall mean the occurrence of any of the following: (i) any person or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Ingalls & Snyder and any of their respective affiliates (collectively, the "Initial Holders"), becomes the "beneficial owner" (as defined in Rule

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      13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Corporation on a fully diluted basis, it being understood that a change of record ownership without a change of beneficial ownership shall not constitute a Change of Control for purposes of the Plan, (ii) any merger or consolidation of the Corporation with any other corporation or issuance of voting securities of the Corporation in connection with a merger or consolidation of the Corporation (or any Subsidiary) other than (x) a merger or consolidation that results in the voting securities of the Corporation immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person other than any of the Initial Holders is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 50% of either the then outstanding Shares of the Corporation or the combined voting power of the Corporation's then outstanding voting securities, (iii) the sale or disposition of all or substantially all of the assets of the Corporation, other than a sale or disposition to an entity of which more than 50% of the combined voting power of the voting securities are owned by persons in substantially the same proportion as their ownership of the Corporation immediately prior to such sale, (iv) the liquidation or dissolution of the Corporation, or (v) during any period of 24 consecutive months, individuals who were Directors of the Company at the beginning of such period cease to constitute at least a majority of the Company's Board of Directors (the "Board") unless the election or appointment, or nomination for election by the Company's shareholders, of more than one half of any new Directors of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such 24 month period.

            (e) "Corporation" shall mean Oglebay Norton Company.

            (f) "Effective Date" shall mean the effective date of the Plan of Reorganization.

            (g) "Eligible Persons" shall mean those persons described in Section 4 who are potential recipients of Incentive Awards.

            (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (i) "Fair Market Value" on a specified date shall mean the closing price on such date at which a Share is traded on the stock exchange, if any, on which Shares are primarily traded or, if the Shares are not then traded on a stock exchange, the average of the closing representative bid and asked price of a Share as reported by the principal securities exchange or securities trading market on which the Shares are listed or approved for trading, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above are applicable, the value of

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      a Share as established in good faith by the Board of Directors for such date using any reasonable method of valuation.

            (j) "Incentive Award" shall mean an Option or Restricted Stock Award granted pursuant to this Plan.

            (k) "Incentive Stock Option" shall have the meaning set forth in
      Section 422 of the Internal Revenue Code.

            (l) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

            (m) "Options" shall mean the stock options granted pursuant to this Plan, and shall include the Initial Options (as defined in Section 6 hereof).

            (n) "Plan" shall mean this 2004 Management Stock Plan of Oglebay Norton Company, as such Plan from time to time may be amended.

            (o) "Plan of Reorganization" shall mean the joint plan of reorganization of the Corporation and the other debtors named therein, including all amendments and modifications thereto, as confirmed by the United State Bankruptcy Court for the District of Delaware, in the matter of In re ONCO Investment Company, a Delaware corporation, et al., Case No. 04-10558 (JBR).

            (p) "Restricted Shares" shall mean the Shares issued as a result of a Restricted Stock Award.

            (q) "Restricted Stock Award" shall mean a grant of Shares pursuant to Section 11 hereof.

            (r) "Share" shall mean a share of common stock of the Corporation or any security into which such shares of common stock may be changed by reason of any transaction or event of the type referred to in Section 15 of the Plan.

            (s) "Subsidiary" shall mean any corporation or limited liability company 50% or more of whose stock or membership interests having general voting power is owned by the Corporation, or by another Subsidiary as herein defined, of the Corporation or any limited partnership of which the Corporation or another Subsidiary is the sole general partner.

      3. Administration. The Plan shall be administered by a Committee of the Board of Directors which shall consist of two or more directors of the Corporation, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, if at any time the Corporation is not required to register any class of its equity securities under Section 12 of the Exchange Act, the Plan may be administered by the Board of Directors during such time. During any period of time in which the Plan is administered by the Board of Directors, all references in the Plan to the Committee shall be deemed to refer to the Board of Directors.

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      The Committee shall have full power and authority to administer and interpret the Plan. Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Incentive Awards shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Incentive Awards effective or provide for their administration, and may take such other action with regard to the Plan and Incentive Awards as it shall deem desirable to effectuate their purpose.

      4. Participants. Except as hereinafter provided, the class of persons who are potential recipients of Incentive Awards granted under this Plan shall consist of employees of the Corporation or a Subsidiary, as determined by the Committee. The parties to whom Incentive Awards are granted under this Plan, and the number of Shares subject to each such Incentive Award, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of this Plan.

      5. Shares. Subject to the provisions of Section 15 hereof, the Committee may grant Incentive Awards with respect to an aggregate of up to 1,328,049 Shares, all of which Shares may be either Shares held in treasury or authorized but unissued Shares or a combination of the foregoing. The maximum number of Shares which may be the subject of Options granted during any calendar year to any Eligible Person shall not exceed 500,000 Shares and the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,325,397 shares of Common Stock. If the Shares that would be issued or transferred pursuant to any Incentive Awards are not issued or transferred and cease to be issuable or transferable for any reason, or if Restricted Shares which are subject to a Restricted Stock Award are forfeited, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards. Notwithstanding the preceding, with respect to any Option granted to any individual who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code that is canceled, the number of shares subject to such Option shall continue to count against the maximum number of Shares which may be the subject of Options granted to such individual. For purposes of the preceding sentence, if, after grant, the exercise price of an Option is reduced, such reduction shall be treated as a cancellation of such Option and the grant of a new Option, and both the cancellation of the Option and the new Option shall reduce the maximum number of shares for which Options may be granted to the holder of such Option.

      6. Grant of Options; Initial Options. The number of Options to be granted to any Eligible Person shall be determined by the Committee in its sole discretion. At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option (a) is to be considered as an Incentive Stock Option, or (b) is not to be treated as an Incentive Stock Option for purposes of this Plan and the Internal Revenue Code. No Option which is intended to qualify as an Incentive Stock Option shall be granted under this Plan to any individual who, at the time of such grant, is not an employee of the Corporation or of a Subsidiary that satisfies the tests under Section 424(e) or
Section 424(f) of the Internal Revenue Code, or any successor provision.

      Notwithstanding any other provision of this Plan to the contrary, on or as soon as practicable following the Effective Date, Options shall be granted with respect to approximately 397,619 Shares (the "Initial Options") with a per share exercise price of $12.63. Each of the

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Initial Options shall become vested and exercisable by the Holder at the rate of
33-1/3% on each of January 1, 2005, January 1, 2006 and January 1, 2007, provided that the respective holder is still in the employ of the Corporation or a Subsidiary on the applicable vesting date.

      Notwithstanding any other provision of this Plan to the contrary, to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares with respect to which Options which are designated as (or deemed to be) Incentive Stock Options granted to an employee (and any incentive stock options granted to such employee under any other stock option plan maintained by the Corporation or any Subsidiary that meets the requirements of Section 422 of the Internal Revenue Code) first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options. Options with respect to which no designation is made by the Committee shall be deemed to be Incentive Stock Options to the extent that the $100,000 limitation described in the preceding sentence is met and the other applicable requirements for treatment as an Incentive Stock Option are satisfied. This paragraph shall be applied by taking Options into account in the order in which they are granted.

      Nothing herein contained shall be construed to prohibit the issuance of Options at different times to the same person.

      An Option shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Option is granted. The form of Option agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

      7. Purchase Price Under Options. The price per Share of the Shares to be purchased pursuant to the exercise of any Option shall be fixed by the Committee at the time of grant (except that such purchase price under the Initial Options shall be as set forth in Section 6 hereof); provided, however, that the purchase price per Share for the Shares to be purchased pursuant to the exercise of an Incentive Stock Option shall not be less than the Fair Market Value of a Share on the day on which the Option is granted.

      8. Duration of Options. The duration of any Option granted under this Plan shall be fixed by the Committee at the time of grant; provided, however, that no Option shall remain in effect for a period of more than ten years from the date upon which the Option is granted.

      9. Ten Percent Stockholders. Notwithstanding any other provision of this Plan to the contrary, no Option which is intended to qualify as an Incentive Stock Option may be granted under this Plan to any employee who, at the time the Option is granted, owns shares possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Corporation, unless the exercise price under such Option is at least 110% of the Fair Market Value of a Share on the date such Option is granted and the duration of such Option is no more than five years.

      10. Exercise of Options. Except as otherwise provided herein (or in Section 6 with respect to the Initial Options), Options, after the grant thereof, shall become vested and exercisable by the holder at such rate and times as may be fixed by the Committee at the time of grant.

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      Notwithstanding any other provision of this Plan to the contrary, all or any part of any remaining unexercised Options granted to any person shall be vested and may be exercised upon the occurrence of any of the following (but in no event after the expiration of the term of the Option): (i) a Change of Control while the holder is in the employ of the Corporation or a Subsidiary,
(ii) a termination of employment by the Corporation or a Subsidiary without Cause, or (iii) such special circumstance or event as in the opinion of the Committee merits special consideration, provided that the Committee may, in its sole discretion, require that any exercise of an Option on an accelerated basis pursuant to subparagraph (iii) be contingent upon the consummation of the applicable event giving rise to such acceleration. To the extent a holder's Option is vested but unexercised upon the holder's termination of employment, the holder may exercise the Option in accordance with Section 14.

      An Option shall be exercised by the delivery of a written notice duly signed by the holder thereof to such effect, together with the Option agreement and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Secretary of the Board of Directors or an officer of the Corporation appointed by the Chairman of the Board of Directors for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation; by providing with the exercise notice an order to a broker to sell part or all of the Shares and to deliver sufficient proceeds to the Corporation, in cash or by check payable to the order of the Corporation, to pay the full purchase price of the Shares and all applicable withholding taxes; or by such other methods as the Committee may permit from time to time.

      Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto, the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Corporation shall also cause to be delivered to the person entitled thereto a new Option agreement in replacement of the agreement surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise, or the original Option agreement shall be endorsed to give effect to the partial exercise thereof.

      Notwithstanding any other provision of the Plan or of any Option, no Option granted pursuant to the Plan may be exercised at any time when the Option or the granting or exercise thereof violates any law or governmental order or regulation.

      11. Terms and Conditions of Restricted Stock Awards; Grant of Initial Restricted Stock Awards. The Committee shall have the authority to grant to any Eligible Person a Restricted Stock Award, subject to the following terms and conditions:

            (a) All Restricted Shares granted to an Eligible Person pursuant to the Plan shall be subject to the following conditions:

            (i) each grant shall be made without the payment of any consideration therefore by the Eligible Person;

            (ii) the Restricted Shares shall be subject to such transfer restrictions and risk of forfeiture as the Committee shall determine at the time the Restricted Stock Award is

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      granted, until such specific conditions are met (which conditions shall be based solely on continuing employment and/or the lapse of time);

            (iii) the Restricted Shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are satisfied, removed or expire;

            (iv) each certificate representing Restricted Shares issued pursuant to a Restricted Stock Award under this Plan shall bear a legend making appropriate reference to the restrictions imposed; and

            (v) the Committee may impose such other conditions as it may deem advisable on any Restricted Shares granted to an Eligible Person pursuant to a Restricted Stock Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares; provided, however, that such additional conditions shall not violate the specific requirements of clauses (i) and (ii) above.

            (b) The restrictions imposed under subsection (a) hereof upon Restricted Shares shall lapse in accordance with a schedule or such other conditions as shall be determined by the Committee, subject to the provisions of subsection (c) below and Section 14 hereof.

            (c) On or as soon as practicable following the Effective Date, Restricted Stock Awards shall be granted with respect to approximately 265,079 Shares. The Restricted Shares issued pursuant to such Restricted Stock Award shall vest, and the restrictions imposed thereon under subsection (a) hereof shall lapse, at the rate of 25% per year on each of July 1, 2005, July 1, 2006, July 1, 2007 and July 1, 2008, subject to the provisions of Section 14 hereof.

            (d) Prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed upon Restricted Shares, a stock certificate or certificates representing such Restricted Shares shall be registered in the holder's name but shall be retained by the Corporation for the holder's account. The holder shall have the right to vote such Restricted Shares and shall have all other rights and privileges of a beneficial and record owner with respect thereto, including, without limitation, the right to receive dividends, distributions and adjustments with respect thereto; provided, however, that such dividends, distributions and adjustments shall be retained by the Corporation for the holder's account and for delivery to the holder, together with the stock certificate or certificates representing such Restricted Shares, as and when said restrictions and conditions shall have been satisfied, expired or lapsed.

            (e) A Restricted Stock Award shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Restricted Stock Award is granted. The form of Restricted Stock Award agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

      12. Consideration for Options. Except with respect to the Initial Options, the Corporation shall obtain such consideration for the grant of an Option as the Committee in its discretion may determine.

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      13. Restrictions on Transferability of Incentive Awards. Except as
otherwise determined by the Board, an Incentive Award shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in this Section 13. Except as otherwise determined by the Board with respect to Options that are not Incentive Stock Options, Options shall be exercisable during the initial holder's lifetime only by him or her or by his or her guardian or legal representative.

      14. Termination of Employment. Except as otherwise provided herein, all or any part of any Option, to the extent unexercised, shall terminate immediately, upon the cessation or termination for any reason of the holder's employment by the Corporation or any Subsidiary, except that the holder shall have three months following the cessation of his employment with the Corporation or its Subsidiaries, and no longer, within which to exercise any unexercised Options which are vested but unexercised on the day on which such employment terminated; provided, that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the foregoing, if the cessation of employment is due to disability (as defined in Section 22(e)(3) of the Internal Revenue Code) or to death, the holder or the representative of the Estate or the heirs of a deceased holder shall have the privilege of exercising the Options which are vested but unexercised at the time of such disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option and within one year of the holder's disability or death, as the case may be. The Committee may, in its sole discretion, extend the post-termination exercise period under this Section 14 with respect to any Option, but in no event beyond the expiration of the term of such Option. If the employment of any holder of an Option with the Corporation or a Subsidiary shall be terminated for Cause, all unexercised Options of such holder shall terminate immediately upon such termination of the holder's employment with the Corporation and all Subsidiaries, and a holder of Options whose employment with the Corporation and Subsidiaries is so terminated, shall have no right after such termination to exercise any unexercised Option he might have exercised prior to the termination of his employment or service with the Corporation and Subsidiaries.

      Except as hereinafter provided, if a holder of a Restricted Stock Award shall voluntarily or involuntarily leave the employ of the Corporation or any Subsidiary, then all Restricted Shares subject to restrictions at the time his employment terminates (and any dividends, distributions and adjustments retained by the Corporation with respect thereto) shall be forfeited. Notwithstanding the foregoing, all restrictions to which Restricted Stock Awards are subject shall lapse upon the occurrence of (i) the consummation of a Change of Control while the holder is in the employ of the Corporation or a Subsidiary, (ii) a termination of employment by the Corporation or a Subsidiary without Cause, or
(iii) such special circumstance or event as in the opinion of the Committee merits special consideration.

      15. Adjustment Provision. The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Options or Restricted Stock Awards granted hereunder, in the price, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of holders of Incentive Awards that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of

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rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding Incentive Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board shall also make or provide for such adjustments in the number of shares specified in Section 5 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 15; provided, however, that any such adjustment to the number specified in Section 5 shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

      16. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of Shares pursuant to the grant or exercise of any Incentive Award until (a) the admission of such Shares to listing on the principal securities exchange or securities trading market on which Shares of the Corporation of the same class are then listed or approved for trading, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Incentive Award shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the grant or exercise of any Incentive Award, or may issue stop transfer orders in respect thereof.

      17. Income Tax Withholding. If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Incentive Award, the Corporation or the Subsidiary shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. In order to facilitate payment by the holder of an Incentive Award of his withholding obligations with respect to the Incentive Award, the Corporation or Subsidiary may, at its election, (a) deduct from any cash payment otherwise due to the holder, the appropriate withholding amount, (b) require the holder to pay to the Corporation or Subsidiary in cash the appropriate withholding amount, (c) permit the holder to elect to have the Corporation withhold a portion of the Shares otherwise to be delivered with respect to such Incentive Award, the Fair Market Value of which is equal to the minimum statutory withholding amount, or
(d) permit the holder to elect to deliver to the Corporation Shares already owned by the holder for at least six months, the Fair Market Value of which is equal to the appropriate withholding amount.

      18. Payment Restriction. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that any amount payable, when added to any other compensation received or to be received by a holder of an Incentive Award in the same calendar year, would not be deductible by the Company or a Subsidiary by reason of Section 162(m) of the Internal Revenue Code. The amount to be deferred will equal the amount that otherwise would not be deductible by the Company or Subsidiary by reason of Section 162(m) of the Internal Revenue Code, but in no

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event greater than the total amount otherwise payable hereunder. The deferred amount shall become payable on December 31 of the first succeeding calendar year in which such amount, when added to all other compensation received or to be received by the holder in such calendar year, would not be non-deductible by the Company or Subsidiary by reason of Section 162(m) of the Internal Revenue Code. The Committee, in its sole and absolute discretion, shall have the authority to waive this payment restriction (in whole or in part) upon the written request of the holder.

      19. Amendment of the Plan. Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Incentive Awards not theretofore granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Incentive Award, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Incentive Award. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of Shares issuable under the Plan or with respect to Options and Rights granted to any individual during any calendar year or change the class of Eligible Persons shall be subject to the approval of the shareholders of the Corporation.

      20. No Right of Employment. Nothing contained herein or in an Incentive Award shall be construed to confer on any employee any right to be continued in the employ of the Corporation or any Subsidiary or derogate from any right of the Corporation and any Subsidiary to retire, request the resignation of, or discharge such employee, director or consultant (without or with pay), at any time, with or without Cause.

      21. Effective Date of the Plan. This Plan shall be effective as of the Effective Date. Confirmation of the Plan of Reorganization by the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Corporation's and Subsidiaries' Chapter 11 cases, pursuant to the applicable provisions of the Bankruptcy Code, shall be deemed to constitute shareholder approval of this Plan for all applicable purposes.

      22. Final Grant Date. No Incentive Award shall be granted under the Plan after the date which is the day before the tenth anniversary of the Effective Date.

      23. Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Ohio, except to the extent that such laws are preempted by the federal laws of the United States of America, and the venue for all actions or proceedings brought by any party arising out of or relating to the Plan shall be in the state or federal courts, as the case may be, located in Cleveland, Ohio. The Company and the participants in the Plan hereby irrevocably waive any objection which they now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to the Plan brought in any such courts and any objection on the ground that any such action or proceeding in any such courts has been brought in an inconvenient forum.

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

      24. Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

      IN WITNESS WHEREOF, the Corporation has caused there presents to be executed by its duly authorized officer as of the Effective Date.

                                              OGLEBAY NORTON COMPANY

                                              By: __________________________
                                                  Name:
                                                  Title:
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